Exhibit 31.5

CERTIFICATION

I, August A. Busch IV, certify that:

1)	I have reviewed this amendment to annual report on Form 10-K/A of Anheuser-Busch Companies, Inc.;

2)
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light ofthe circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3)
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report.

Date:	January 10, 2007	/s/ August A. Busch IV
August A. Busch IV
President and Chief Executive Officer
Anheuser-Busch Companies, Inc.